Rule 18f-3 Multi-Class Plan

APPENDIX A

Funds and Classes

Fund	Class	Features [1]
		12b-1 Plan [2]	Front-End Sales Charge [3]	Contingent Deferred Sales Charge [3]
OnTrack Core Fund	Investor
	Advisor	X
Spectrum Low Volatility Fund	Investor
	Advisor	X
The Gold Bullion Strategy Fund	Investor	X
	Class A*	X	X
	Class C*	X
QES Credit Long/Short Strategy Fund [4]	I*
	Class A [4]	X	X
	Investor [4]	X
	Class C*	X
Quantified Managed Bond Fund**	Investor
	Class C*[5]	X
Quantified All-Cap Equity Fund	Investor
	Class C*[5]	X
Quantified Market Leaders Fund	Investor
	Class C*[5]	X
Quantified Alternative Investment Fund	Investor
	Class C*[5]	X

* Fund or share class has not commenced operations as of the date listed below.

** Fund renamed Quantified Managed Income Fund effective 8-4-15.

(1) The features and expenses of each share class are described in further detail in the respective Fund's Prospectus.

(2) The distribution and shareholder servicing expenses of a share class are provided for in the Fund's respective 12b-1 Plan.

(3) The sales charges associated with a share class are described further in the respective Fund's Prospectus.

(4) Fund to be renamed QES Dynamic Credit Fund and Class A to be re-designated Investor Class (without sales charges) on or about June 30, 2015.

(5) Class C renamed Advisor Class effective 8-4-15.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of the 15th day of May, 2015.

ADVISORS PREFERRED TRUST

By: /s/ Richard Malinowski

Richard Malinowski

Secretary